EXHIBIT 1

JOINT FILING AGREEMENT

We, the signatories of the Statement on Schedule 13D to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

Dated: August 4, 2005
VECTOR CAPITAL CORPORATION

	By:	/s/ Alexander R. Slusky
Name: Alexander R. Slusky
Title: President

BRAVO HOLDCO

	By:	/s/ Alexander R. Slusky
Name: Alexander R. Slusky
Title: Director